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                                                                      EXHIBIT 99

[HARRIS LOGO]                                                 September 26, 1997

Dear Harris Stockholder:

         Fiscal 1997 was a record year for Harris - representing the sixth straight year of double-digit earnings growth. We are pleased to share the improved performance through a recently declared stock split and dividend increase.

Stock Split
-----------

         As previously announced, on August 23, 1997, the Harris Board of Directors declared a two-for-one stock split in the form of a 100% tax-free stock dividend on our outstanding common stock. The stock split is being effected by the distribution, today, of one additional share of common stock, $1.00 par value per share, of the Company for each share of common stock held by shareholders of record at the close of business on September 4, 1997.

         As a result of this stock split, enclosed with this letter is a new stock certificate for one share of common stock for each share you held as of the September 4, 1997 record date. DO NOT DESTROY OR RETURN FOR EXCHANGE STOCK CERTIFICATES YOU CURRENTLY HOLD. The shares represented by your current certificate(s) will continue to represent the same number of shares as shown on the face thereof.

         We suggest that you keep all your stock certificates in a secure place, such as a safety deposit box.

Dividend Reinvestment Plan
--------------------------

         If you participate in the Harris Dividend Reinvestment Plan ("DRIP"), your DRIP account has been credited today with one additional share for each share of Harris common stock held in your DRIP account on the record date. YOU WILL NOT RECEIVE A STOCK CERTIFICATE FOR SHARES HELD IN THE DRIP.

Federal Income Tax Consequences
-------------------------------

         The Company has been advised by counsel that receipt of the additional shares as a result of this stock split will NOT constitute taxable income or result in any taxable gain or loss for U.S. federal income tax purposes. However, after the stock split, the cost basis of each share of Harris common stock you owned before the split will be one-half of the basis of that share before the split. The remaining basis will be allocated to the additional share received. The additional shares received pursuant to the split are deemed, for tax purposes, to have been


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acquired at the same time as the previously held stock in respect of which the additional shares were issued. For additional information and advice about the tax effect of the split, we suggest you consult with your attorney, tax advisor or financial consultant.

Annual Meeting Voting
---------------------

         The number of shares you are entitled to vote at the Harris 1997 Annual Meeting of Shareholders to be held on October 24, 1997 are those you held as of the August 29, 1997 voting record date. SHARES RECEIVED AS A RESULT OF THE STOCK SPLIT WILL NOT BE ENTITLED TO BE VOTED AT THE MEETING.

Stockholder Rights Agreement
----------------------------

         In accordance with the Stockholder Protection Rights Agreement, dated as of December 6, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, each share of outstanding common stock (including the shares issued in the stock split) will continue to be accompanied by one preferred stock purchase right (a "Right"). THE RIGHT ONLY BECOMES EXERCISABLE IN THE EVENT OF A "CHANGE IN CONTROL" OF THE CORPORATION AS DEFINED IN THE AGREEMENT. To reflect the stock split, effective September 26, 1997, the exercise price of a Right will be reduced from $250 per Right to $125 per Right. A more complete description of the terms of the Agreement and the Rights, as adjusted to date, has been filed with the Rights Agent and is available upon request to the Company.

Dividend Increase
-----------------

         In addition to the stock split, the Harris Board of Directors also increased the quarterly dividend by 16% from $0.38 to $0.44 per share of common stock on a pre-split basis, and to $0.22 per share on an after-split basis. This will increase the indicated annual dividend from $1.52 to $1.76 per share on a pre-split basis and from $0.76 to $0.88 per share on an after-split basis.

         We at Harris remain committed to shareholder value creation. The decision to split the stock and raise the dividend reflects continued strong performance and our confidence in the future.


                                          /s/ Phillip W. Farmer

                                          Phillip W. Farmer
                                          Chairman of the Board, President
                                          and Chief Executive Officer